Exhibit 4.8

FOURTH CERTIFICATE OF AMENDMENT
TO THE RESTATED CERTIFICATE OF INCORPORATION
OF
VALERO ENERGY CORPORATION

Valero Energy Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), hereby adopts this Certificate of Amendment (this “Certificate of Amendment”) which amends its Restated Certificate of Incorporation, as amended by the Certificate of Designation filed July 31, 1997; the Certificate of Amendment filed July 31, 1997; the Certificate of Merger filed December 31, 2001; the Certificate of Designation filed June 30, 2003; the Certificate of Amendment filed September 17, 2004; the Certificate of Merger filed August 31, 2005, effective September 1, 2005; and the Certificate of Amendment filed December 2, 2005 (as amended, the “Restated Certificate of Incorporation”), as described below, and does hereby further certify that:

1. The name of the corporation is Valero Energy Corporation.

2. At a meeting of the board of directors of Valero Energy Corporation, resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of the corporation, as set forth below, declaring said amendment to be advisable and recommending the adoption thereof by the stockholders of the corporation at the next annual meeting of stockholders.

RESOLVED, that the Restated Certificate of Incorporation of Valero Energy Corporation shall be amended and restated by amending and restating paragraphs 2, 3, and 4 of Article V thereof into two paragraphs numbered (2) and (3) to read as follows:

(2) Number of Directors. The number of Directors which shall constitute the whole Board of Directors shall be as specified from time to time in the By-Laws of the corporation (but in any event not fewer than five (5)), except in the case of an increase in the number of Directors by reason of any default provisions with respect to any outstanding series of Preferred Stock. Each Director shall serve for a term ending on the first annual meeting following the annual meeting at which such director was elected. The foregoing notwithstanding, each Director shall serve until his or her successor shall have been qualified, or until he or she becomes disabled or is otherwise removed. For purposes of this Paragraph (2) of this Article V, reference to the first election of Directors shall signify the first election of Directors concurrent with or following the first date on which this Article V shall become effective in accordance with the laws of Delaware.

(3) Election and Removal of Directors. At each annual meeting of stockholders, Directors chosen to succeed those whose terms then expire shall be elected for a full term of office expiring at the first succeeding annual meeting of stockholders after their election. Subject to the foregoing, Directors elected to fill a vacancy shall hold office for a term expiring at the first succeeding annual meeting of stockholders after their election. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director. Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Restated Certificate of Incorporation to elect additional directors under specific circumstances, any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 60 percent of the voting power of the then outstanding voting stock, voting together as a single class.

3. Thereafter, the corporation’s annual meeting of stockholders was held in accordance with the DGCL, at which meeting the necessary number of shares as required by statute and the corporation’s Restated Certificate of Incorporation were voted in favor of the amendment.

4. The amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

5. Pursuant to Section 103(d) of the DGCL, the amendment will become effective upon its filing with the Secretary of State of the State of Delaware

IN WITNESS WHEREOF, the corporation has caused this certificate to be executed on its behalf this 24th day of May, 2011.

VALERO ENERGY CORPORATION

by: /s/ Jay D. Browning
Jay D. Browning
Senior Vice President-Corporate Law
and Secretary